LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement’) is dated as of June 6, 2018, by and between National Energy Services Reunited Corp., a corporation existing under the laws of the British Virgin Islands (“NESR”) and SV3 Holdings PTE LTD, a company incorporated in Singapore (“SV3”).

RECITALS

WHEREAS, NESR and SV3 entered into that Contribution Agreement on or about November 12, 2017 (“Contribution Agreement”), pursuant to which SV3 would exchange shares it held in Gulf Energy S.A.O.C. for shares in NESR at the time of the consummation of NESR’s initial business combination (“NESR Closing”).

WHEREAS, NESR and SV3 wish to enter into this Agreement, upon shareholder approval of the acquisition of Gulf Energy Services, S.A.O.C., to impose certain restrictions on the transferability of shares and other interests in NESR acquired by SV3 pursuant to the Contribution Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Shares Subject to Lock Up. This Agreement shall apply to all 6,825,000 shares of NESR acquired by SV3 under the Contribution Agreement and any other shares of NESR held by SV3 or any of its subsidiaries or affiliates at any time prior to the expiration of the Lock-Up Period (including those held as a result of, or issuable upon, the conversion or exercise of options, warrants and other securities convertible into, or exchangeable or exercisable for at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions to which such securities may be subject), or depositary receipts or depositary shares representing or evidencing, shares (including, without limitation, any note or debt security convertible into or exchangeable for shares), whether now owned or acquired by SV3 at a later time prior to the expiration of the Lock-Up Period (collectively, the “Shares”).

2. Lock Up Terms. SV3 and NESR affirm that the Shares are subject to the following restrictions (“Restrictions”):

The Shares will not be transferred, assigned or sold until the earlier of one year after the NESR Closing and the date on which the closing price of NESR’s ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30- trading day period commencing 150 days after the NESR Closing (the “Lock Up Period”). Notwithstanding the foregoing, these transfer restrictions will be removed earlier if, after the NESR Closing, NESR consummates a (i) liquidation, merger, stock exchange or other similar transaction which results in all of NESR shareholders having the right to exchange their ordinary shares for cash, securities or other property or (ii) consolidation, merger or other change in the majority of NESR’s management team.

3. Permitted Transfers During the Lock-Up Period. During the above-referenced Lock Up Period, SV3 will not be able to sell or transfer the Shares except, as applicable: (a) to other holders of NESR shares as of the NESR Closing or to NESR’s officers, directors and employees or to its own officers, directors, members, employees and affiliates, (b) to relatives and trusts for estate planning purposes, (c) by virtue of the laws of descent and distribution upon death, (d) pursuant to a qualified domestic relations order, (e) by certain pledges to secure obligations incurred in connection with purchases of NESR securities, (f) by private sales made at or prior to the consummation of the NESR Closing at prices no greater than the price at which the shares were originally purchased or (g) to NESR for no value for cancellation in connection with the NESR Closing, in each case (except for clause (g)) where the transferee agrees to the Restrictions including that the transferees will not be entitled to redeem such shares in connection with the NESR Closing or in connection with a liquidation, but will retain all other rights as NESR shareholders, including, without limitation, the right to vote their ordinary shares and the right to receive cash dividends, if declared. If dividends are declared and payable in ordinary shares, such dividends will also be subject to the Restrictions.

4. Miscellaneous. This Agreement will be governed by and construed in accordance with the laws of the State of Texas and any dispute arising under this Agreement shall be adjudicated in the State and/or Federal courts of the State of Texas. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. This Agreement may only be changed by mutual written agreement of the parties hereto. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:
National Energy Services Reunited Corporation

By	/s/Sherif Foda
Name:	Sherif Foda
Title:	Director

SV3:
SV3 Holdings PTE LTD

By	/s/Andrew Waite
Name:	Andrew Waite
Title:	Director